Exhibit 99.1

INVESTOR RELATIONS
Rachel Carroll
ENER1 Inc.
Phone: 212 920 3500
Email: rcarroll@ener1.com

ENER1 REPORTS THIRD QUARTER RESULTS FOR 2010

FIFTH SEQUENTIAL QUARTER OF REVENUE GROWTH

New York, NY (November 4, 2010) – ENER1, Inc. (NASDAQ: HEV), today announced financial results for its third quarter ended September 30, 2010. Net sales were $17.3 million in the third quarter of 2010, an increase of 113% over net sales of $8.1 million in the third quarter of 2009.  Net sales were $44.3 million for the nine months ended September 30, 2010, an increase of 86% over net sales of $23.9 million in the prior year nine month period.  Basic and diluted net loss per share was $0.18 in the third quarter of 2010 compared to $0.14 in the third quarter of 2009. Weighted basic and diluted shares outstanding were 148.6 million in the third quarter of 2010 compared to basic shares of 131.8 million and fully diluted shares of 135.95 million in the second quarter of 2010.

Third quarter highlights and subsequent events:

-
Ener1 signed a $40 million supply agreement with a wholly-owned subsidiary of the Federal Grid Company (MICEX: FEES) for a bulk energy storage program. Systems will be delivered and installed at the end of the first quarter in 2011 and commissioned in the second quarter of 2011. $36 million of revenue is expected to be recognized in the first half of 2011, $4 million of revenue in 2012.

-	Ener1 delivered its fifth quarter of sequential revenue growth, and has successfully launched commercial products in the transportation, grid energy storage and small format business verticals.

-
Ener1 announced the completion of its targeted capital raise of $160 million in 2010, through a combination of private and strategic investments. This included $24 million in equity from Ener1 Group, $55 million of senior unsecured notes to certain investment funds, and $10 million in senior convertible notes from strategic partner ITOCHU Corporation during the third quarter. These funds allow Ener1 to expand its global manufacturing footprint to 260 MWh of capacity.

-
Ener1 Korea is on target to ramp production from 2.6 MWh per month in the second and third quarter of 2010, to 9.2 MWh in the fourth quarter of 2010. Ener1 US has produced 572 commercial EV battery packs at its Indianapolis facilities since the start of production in May, 2010. Using additional cell capacity from Ener1 Korea, Ener1 expects to ship over 300 EV packs to THINK per month, beginning in November.

“Ener1 is segmenting the business into three verticals, to allow greater flexibility to pursue the high growth opportunities in grid energy storage, transportation and small format pack markets,” said Charles Gassenheimer, Chairman and CEO of Ener1. “The supply contract announced this quarter for a $40 million project with the Federal Grid Company represents a significant opportunity. The systems will be commissioned in the second quarter of 2011, which will allow Ener1 to rapidly develop its high energy platform design for bulk energy storage, in parallel with the high-power design we are developing for Portland General Electric. We see follow-through opportunities for these platforms in North America, Russia and other emerging markets.”

“The completion of Ener1’s targeted capital raise of $160 million this quarter will allow Ener1 to expand its global manufacturing facilities to 260 MWh of capacity, for which it has solid demand visibility,” continued Gassenheimer. “Using a bottoms-up analysis of announced projects within the transportation and grid energy storage markets, Ener1 anticipates it can grow revenues to between six and eight hundred million dollars in 2013, with a shifting bias towards the heavy-duty bus markets, and grid energy storage applications.”

“Ener1 continues to ramp its manufacturing facilities in Korea and the US, and anticipates a four-fold increase in cell manufacturing throughput in Korea from the third to fourth quarter in 2010.”

Management will host a conference call this evening at 5:00 p.m. Eastern Time to discuss the third quarter results and the company’s financial position and discuss important company announcements.  To participate in the audio call, please dial 888.679.8035 from within the United States, or 617.213.4848 from outside the United States.  The participant pass code is 24794405.

About Ener1, Inc.

Ener1, Inc. is a publicly traded (NASDAQ:HEV) energy technology company that develops compact, lithium-ion powered battery solutions for the transportation, grid energy storage and consumer markets. The company has over 700 employees, is headquartered in New York, with manufacturing locations in the United States and Korea. Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes through its NanoEner subsidiary. In collaboration with strategic partner and electric vehicle manufacturer, THINK, Ener1 also manufactures electric vehicle drivetrain products.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.
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ENER1, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$34,009	$14,314
Restricted cash	18,094	3,668
Accounts receivable, net	13,962	6,350
Grant receivable	5,235	-
Inventories, net	21,047	10,415
Prepaid expense and other	3,639	2,020
Total current assets	95,986	36,767

Deferred financing costs, net	2,262	268
Property and equipment, net	117,227	52,903
Intangible assets, net	11,681	13,230
Investment in unconsolidated entity	41,750	19,177
Goodwill	51,754	51,019
Other	1,087	1,043
Total assets	$321,747	$174,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$26,955	$14,268
Deferred grant proceeds, current	429	-
Income taxes payable	336	329
Convertible line of credit, related party	-	10,516
Current portion of capital leases and other debt obligations	31,565	15,373
Total current liabilities	59,285	40,486

Deferred grant proceeds, less current	28,092	-
Derivative liabilities	12,082	6,871
Financial instruments	4,436	-
Long-term debt	45,126	7,368
Other long-term liabilities	1,855	1,281
Deferred income tax liabilities	296	402
Total liabilities	151,172	56,408

Commitments and contingencies

Stockholders’ equity
Common stock	1,519	1,245
Paid in capital	560,657	451,592
Accumulated other comprehensive income	6,059	4,860
Accumulated deficit	(399,402)	(341,505)
Total Ener1, Inc. stockholders’ equity	168,833	116,192
Noncontrolling interests	1,742	1,807
Total stockholders’ equity	170,575	117,999
Total liabilities and stockholders’ equity	$321,747	$174,407

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$17,262	$8,117	$44,288	$23,846
Cost of sales	15,164	7,693	38,974	20,856
Gross profit	2,098	424	5,314	2,990

Operating expenses:
General and administrative	7,522	4,317	18,517	12,675
Research and development, net	3,714	7,556	23,712	21,270
Grant proceeds recognized	(92)	-	(161)	-
Depreciation and amortization	1,587	1,304	4,408	3,766
Total operating expenses	12,731	13,177	46,476	37,711

Loss from operations	(10,633)	(12,753)	(41,162)	(34,721)

Other income (expense)	(16,275)	(3,343)	(16,711)	(1,632)
Loss before income taxes	(26,908)	(16,096)	(57,873)	(36,353)
Income tax expense (benefit)	81	(24)	91	(22)
Net loss	(26,989)	(16,072)	(57,964)	(36,331)
Net loss attributable to noncontrolling interests	(40)	(235)	(67)	(325)
Net loss attributable to Ener1, Inc.	$(26,949)	$(15,837)	$(57,897)	$(36,006)

Net loss per share attributable to Ener1, Inc.:
basic	$(0.18)	$(0.14)	$(0.43)	$(0.31)
diluted	$(0.18)	$(0.14)	$(0.45)	$(0.32)

Weighted average shares outstanding
basic	148,632	117,238	135,200	114,851
diluted	148,632	117,238	135,255	114,892

The above financial statements should be read in conjunction with the unaudited consolidated financial statements filed with our quarterly report on Form 10-Q.